Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement of Vipshop Holdings Limited on Form F-1 (Registration No. 333-179581) of our report dated February 17, 2012 related to the consolidated financial statements of Vipshop Holdings Limited as of December 31, 2009, 2010 and 2011, and for each of the three years in the period ended December 31, 2011 and the related financial statement schedule, appearing in the Prospectus, which is part of the Registration Statement and to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
March 22, 2012